Exhibit 99.1
BERNARD CHAUS, Inc.
530 seventh avenue | new york, ny | 10018 | tel 212.354.1280

Contact:	David Stiffman	Wendi Kopsick
	Chief Operating Officer	Kekst and Company
	(212) 354-1280	(212) 521-4800
	dstiffman@chausinc.com	wendi-kopsick@kekst.com
BERNARD CHAUS ANNOUNCES LONG TERM EXCLUSIVE SUPPLY AGREEMENT WITH
CHINA TING GROUP HOLDINGS LTD.
NEW YORK, NY, July 29, 2009—Bernard Chaus, Inc. (OTC Bulletin Board: CHBD.OB) today announced that it has entered into a long-term Exclusive Supply Agreement with China Ting Group Holdings Limited, listed on the Hong Kong Main Stock Exchange (code 3398), whereby China Ting will act as the exclusive supplier of merchandise purchased by Chaus in Asia.
Josephine Chaus, Chairwoman and Chief Executive Officer, said, “We are very pleased to expand the long and cooperative relationship we have had with China Ting. Over the years they have been one of our more important merchandise suppliers in many product categories utilizing their substantial and impressive production capabilities. We are confident that our newly expanded relationship will enable us to improve the innovation, quality and value of our products, increase our speed to market, reduce our costs and strengthen our balance sheet.”
Josephine Chaus added, “We are excited about working with the China Ting team and infusing our brands with the benefit of China Ting’s broad based product development resources, strong manufacturing capabilities and supply chain efficiency. This expanded relationship will enable us to turn our design and merchandising visions into commercial reality that will help us grow our business and benefit our customers, our consumers and our shareholders.”
Mr. Ting Hung Yi, Chief Executive Officer of China Ting Group Holdings Limited, said, “Chaus has long been a valued customer and commercial partner. We are delighted that our two companies have agreed to forge a closer bond. We believe that the combination of our strengths will provide greater value to the retail marketplace and, ultimately, the consumer. Our collective resources can be the platform for substantial business expansion.”
About Bernard Chaus, Inc.
Bernard Chaus, Inc., designs, sources and markets an extensive range of women’s career and casual sportswear, principally under the Josephine Chaus, Chaus, Cynthia Steffe and Cynthia Cynthia Steffe trademarks, as well as under certain private labels. The Company’s products are sold nationwide through department store chains, specialty retailers and other outlets. The Company also has a license agreement with Kenneth Cole Productions, Inc., for the manufacture and sale of women’s sportswear under various labels.
About China Ting Group Holdings Limited
China Ting Group is a vertically integrated fashion manufacturer, exporter and retailer in China with consolidated turnover of approximately US$300 million. With offices and production facilities in Hong Kong, Hangzhou, Shanghai, Shenzhen and New York, China Ting Group’s retail business covers a network of retail shops in 31 provinces/cities in China. China Ting Group has an established industrial complex in Hangzhou, China. For more information, please go to www.chinating.com.hk.

This press release contains forward-looking statements that are based upon current expectations and involve a number of uncertainties, many of which are outside the control of the Company. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward looking information. The Company may change its plans, intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: general market conditions, risks associated with the general economic conditions in the United States, Europe, Asia and other parts of the world; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements, which access may be adversely impacted by a number of factors, including, the level of the Company’s cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products and the availability of borrowings under the Company’s financing agreements, the current instability of banking markets, including the possibility of bank failures among the Company’s current financing sources, the Company’s ability to comply with the financial and other covenants and requirements included in its amended financing agreement; interest rate and exchange rate fluctuations; risks associated with the appointment of China Ting as the Company’s exclusive supplier of merchandise purchased by the Company in Asia; success of new initiatives, the Company’s ability to effectively execute its business plan, consumer acceptance of the Company’s products, including the Kenneth Cole licensed products, and the ability to achieve anticipated profit margins. Further information on potential factors which could affect the Company’s financial results are included in the Company’s Form 10-K for the year ended June 30, 2008 and the Company’s Form 10-Q filings for the quarters ended September 30, 2008, December 31,2008 and March 31, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.